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                                                                  EXHIBIT 12.1

                           BREED Technologies, Inc.
               Ratio of Earnings to Fixed Charges to S-4 Filing
                       (in thousands, except per ratios)



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                                                                                                            Pro forma    Pro forma
                                                                                                               Year     Nine Month
                                        Fiscal Years ended June 30,          Nine months      Nine months     Ended    Period Ended
                                  --------------------------------------        ended            ended       June 30,    March 31,
                                   1993    1994     1995    1996     1997   March 31, 1998   March 31, 1997     1997        1998
                                  -------------------------------------------------------------------------------------------------
Earnings Computation
  Pre-tax earnings (losses) from
    continuing operations         27,638  73,009  110,133   98,338  29,647     (374,400)          20,600      24,700     (383,700)
  Add: Fixed charges               2,218   1,423    1,156    2,979  29,451       65,144           19,244      91,682       62,244
  Subtract: Capitalized interest       0       0        0        0     (90)         (68)             (68)        (90)         (68)
                                  -------------------------------------------------------------------------------------------------
Total Earnings as Adjusted        29,858  74,432  111,289  101,317  59,008     (309,324)          39,776     116,292     (321,524)

Fixed Charges Computation
  Interest expensed                2,112   1,062      829    2,664  26,800       47,800           17,800      84,600       58,400
  Capitalized interest                                                  90           68               68          90           68
  Amortization of deferred
    financing costs                                                    726       15,900                0       3,400        2,400
  Estimated interest factor on
    operating leases                 106     361      327      315   1,835        1,376            1,376       3,592        1,376
                                  -------------------------------------------------------------------------------------------------
Total Fixed Charges                2,218   1,423    1,156    2,979  29,451       65,144           19,244      91,882       62,244
                                  =================================================================================================

Ratio of earnings to fixed
  charges                          13.46   52.31    96.27    34.01    2.01        (4.75)            2.07        1.27        (5.17)
                                  =================================================================================================
  Insufficiency of earnings to
    cover fixed charges                                                         374,468                                   383,768
                                  =================================================================================================
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